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                                                                    EXHIBIT 99.1


Contact:  Kathy Galante                      Burns McClellan
          Corporate Communications           Ethan Denkensohn (investors)
          (516)222-0023                      Justin Jackson (media)
          kgalante@osip.com                  (212)213-0006

          OSI PHARMACEUTICALS ANNOUNCES $56 MILLION PRIVATE PLACEMENT

UNIONDALE, NEW YORK -- FEBRUARY 25, 2000 -- OSI Pharmaceuticals, Inc. (Nasdaq:
OSIP) announced today that it has entered into definitive purchase agreements to raise $56 million in gross proceeds through a private sale of 3.325 million newly-issued shares of its common stock to a select group of institutional investors. FleetBoston Robertson Stephens acted as placement agent for the Company. Key institutional investors include Janus Healthcare Fund of Denver, Co., The SMALLCAP World Fund (managed by San Francisco based Capital Research International), U.K. based International Biotechnology Trust (managed by Rothschild Asset Management), and Biotechnology Value Fund also San Francisco based. Prudential Vector Healthcare Group, a unit of Prudential Securities, Incorporated and Lazard Freres & Co. served as financial advisors on the transaction.

"With this financing, OSI has attracted an elite group of biotechnology investors and secured enough immediate resources to fuel our proprietary drug discovery and development programs," stated Colin Goddard, President and Chief Executive Officer of OSI Pharmaceuticals, Inc.

The Company intends to use the net proceeds from the private placement to advance its research and development programs, particularly its GPCR-directed drug development and functional genomics programs and its proprietary cancer discovery programs, as well as for commercial development and other general corporate purposes.

These shares of common stock have not been registered under the Securities Act of 1933, as amended, and cannot be offered or sold absent registration or an applicable exemption from registration. The Company has agreed to use its reasonable best efforts to register the shares.

OSI Pharmaceuticals is a leading drug discovery company with a substantial pipeline of product opportunities for commercialization with the pharmaceutical industry. OSI's research programs are focused in the areas of cancer therapeutics, cosmeceuticals, diabetes, and GPCR-directed drug discovery. OSI utilizes a comprehensive drug discovery and development capability to facilitate the rapid and cost-effective discovery and development of novel, small molecule compounds in more than 40 research and development programs. OSI is involved in long-term research alliances with Pfizer, Tanabe, Novartis, Aventis, Sankyo, and Solvay.
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This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third part reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.